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NEWS RELEASE

MEDIA CONTACTS:                                          INVESTOR RELATIONS:
Alice Andors                    Nicole Morodan           Tania Almond
Digex, Inc.                     MS&L, for Digex          Digex, Inc.
301.847.6471                    212.213.7140             240.264.2237
ALICE.ANDORS@DIGEX.COM          nmorodan@mslpr.com       tania.almond@digex.com

                  DIGEX ANNOUNCES RECORD SECOND QUARTER RESULTS
   QUARTERLY REVENUE OF $42 MILLION UP 234%; CONTINUED GROWTH IN CORE METRICS

BELTSVILLE, MD, JULY 31, 2000 - Digex, Incorporated (Nasdaq: DIGX), a leading managed Web and application hosting service provider for businesses worldwide, today announced revenue of $42.2 million for the quarter-ended June 30, 2000, a 234% increase over the same period a year ago. Managed servers totaled 3,647, a record increase of 736 units over the previous quarter, with normalized average monthly revenue per server reaching a new high of $3,780. Normalized gross margin was 42% while EBITDA* losses totaled $18.9 million in the second quarter with a net loss per share of $0.54, as the company continued its planned investments in infrastructure expansion.

"Digex's robust growth in the second quarter resulted from the addition of significant new customers as well as through major solution upgrades and application expansions by existing customers along with the adoption of new value-added services," said Mark Shull, president and CEO of Digex. "We are seeing increasing numbers of customers taking advantage of the full range of our managed products and services and, as a result, we are seeing continued growth in our average monthly revenue per server, a metric in which Digex leads the industry."

In the second quarter, Digex extended its leadership position as a top provider of managed web and application hosting services with the further development of product sets in the performance, security and high availability areas. Additionally, the opening of Digex's first European SmartCenter marked the beginning of the company's international expansion. The London data center build-out is complete and now houses PeoplePC as Digex's first UK customer. "We believe European customers will prefer the managed hosting model, and we are well positioned to take advantage of the expected growth of the Web hosting market in Europe," Shull noted.

Other key metrics driving the company's strong results in the quarter include:

o Annualized revenue per customer normalized, grew to over $227,000, up 152% over 2Q99

o Average number of servers per customer rose to 5.4, up 99% over the year-ago level

o     Total customers as of June 30, 2000 were 673, a 20% annual increase


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"We had another strong quarter financially, as we were ahead of expectations for revenue, gross margin, EBITDA and EPS," said Tim Adams, chief financial officer for Digex. Within the quarter, the company recorded $5.0 million of revenue associated with an equipment sale as an accommodation to support a customer transaction as a one-time event. The Company's planned expansion of its sales force remains on track. Quota-carrying salespeople grew to 102, out of a total Digex employee base of 1,073, as of June 30, 2000. Capital investments for the quarter totaled $63.3 million. Cash and equivalents were $206.1 million as of June 30, 2000.

"Our model is to provide our customers with the most robust, highest performing managed hosting platform. This requires the integration of leading hardware, software, monitoring, system management and backup technologies," said Rebecca Ward, president, engineering, product management and marketing for Digex. "For example, we introduced the iPlanet Directory Server software to manage users for large-scale e-commerce, extranet and intranet applications, as well as for ASPs who administer and manage multiple customers and applications. We already have customers using this service."

In the area of security, Digex completed the stringent SAS-70 Type I certification, which focused on the company's systems for providing the most reliable and secure environment for conducting online transactions for its customers. Ward noted that Digex expanded its alliance with Akamai Technologies to include the company's new FreeFlow Streaming service, the latest addition to Digex's High Availability and Performance suite of offerings.

"Our customers clearly understand the value in managed hosting services, and several of our larger customers - including JP Morgan, DealTime.com, Standard & Poor's and Staples.com - undertook major expansions in the quarter," said Nancy Faigen, president, sales and service delivery for Digex. "With the expansion of Digex Sales' presence into two new sales offices in New York and Los Angeles and additional Channel Representatives to our e-Link and app-Link programs in the second quarter, we are very pleased with our continued progress in the development of our distribution channels."

Quarterly highlights for Digex include:

o Won key enterprise customers, including Capital One, Cargill Inc., A.G. Edwards, Houghton Mifflin, Spalding Sports and Elizabeth Arden, and web-centric customers including ClaimsDesk.com, elogex, ECPayments, eMarketWorld and WebFamilies.com.

o Continued expansion of Digex's ASP customer base and app-Link program. Digex added strategic ASP clients in the quarter focused on B2B commerce, healthcare, ERP and other key business areas, such as Infinity Markets and Vastera. ASPs are increasingly turning to Digex to manage their technology infrastructure while they focus on their business solutions and customer care.

o Completed the stringent SAS-70 Type I certification, which focused on the company's systems for providing the most reliable and secure environment for conducting online transactions for its customers. Digex has already begun the SAS-70 Type II audit.

o Included in the Russell 3000(R)Index that measures the performance of the 3,000 largest U.S. companies based on total market capitalization.

o Established a Customer Steering Committee to guide future product and service development.


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o    Launched a high-visibility advertising and marketing campaign using the image of NBA basketball star and MVP Shaquille O'Neal. Ads have appeared in the business and daily press, in trade publications, and in outdoor campaigns on the East and West coasts.

o Recognized by Cisco Systems as a Cisco-Powered Network Application Infrastructure Provider (AIP).

o Added the Sun Netra 1405 high-end Web server and entry level database server as well as the Compaq Proliant 6400R 4-Way Web server. In addition, the popular SQL Dynamic Fail Over product now includes the Compaq Proliant 8500

o Introduced iPlanet Directory Server for Sun's Solaris operating environment into the Digex product suite. In the Digex managed hosting environment, iPlanet Directory Server will manage users for large-scale e-commerce, extranet and intranet applications, as well as for ASPs who administer and manage multiple customers and applications.

FORWARD LOOKING STATEMENTS

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Digex's services and the ability of Digex to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or technological conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's annual 10K filing, and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

ABOUT DIGEX

Digex (Nasdaq: DIGX) is a leading provider of managed Web and application hosting services for some of the world's leading companies that rely on the Internet as a critical business tool. Digex customers, from mainstream enterprise corporations, Internet-based businesses and Application Service Providers (ASPs), leverage Digex services to deploy secure, scaleable, high performance business solutions, including electronic retailing, online banking, online procurement and customer self-service applications. Digex also offers value-added enterprise and professional services, including performance and security testing, monitoring, reporting and networking services. Additional information on Digex is available at www.digex.com.

INTERNET USERS: Digex news releases and other useful information are available on the Digex Web site at WWW.DIGEX.COM. To receive news releases by e-mail or to request that information be mailed to you, please visit the Investor Relations section of the site and click on the "Investor Information Request Form" link.


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* EBITDA consists of earnings (net loss) before interest expense, interest and other income, income taxes, deferred compensation, depreciation, and amortization. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should also not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles. This caption excludes components that are significant in understanding and assessing the results of operations and cash flows. In addition, EBITDA is not a term defined by generally accepted accounting principles and as a result EBITDA may not be comparable to similarly titled measures used by other companies. However, the Company believes that EBITDA is relevant and useful information that is often reported and widely used by analysts, investors and other interested parties in the Web site and application hosting industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of the Company's operating performance, as an additional meaningful measure of performance and liquidity, and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditures and working capital requirements.


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                              DIGEX, INCORPORATED

                       CONDENSED STATEMENTS OF OPERATIONS
           Unaudited (In thousands, except share and per share data)



                                                     THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                          JUNE 30,                             JUNE 30,
                                            ---------------------------------      -------------------------------
                                                 2000                 1999             2000              1999
                                            ------------         ------------      ------------      -------------

Revenues                                    $     42,222         $     12,629      $     70,196      $     22,021
Cost of expenses:
  Cost of operations                               9,098                2,694            13,038             4,346
  Cost of services                                16,828                3,478            28,224             7,430
  Selling, general and administrative             35,216               18,658            62,992            26,727
  Deferred compensation                              996                   --             1,990                --
  Depreciation and amortization                   17,981                5,652            30,552             9,966
                                            ------------         ------------      ------------      ------------
Total costs and expenses                          80,119               30,482           136,796            48,469
                                            ------------         ------------      ------------      ------------
Loss from operations                             (37,897)             (17,853)          (66,600)          (26,448)
Other income (expense)
  Interest expense                                  (429)                (239)             (872)             (239)
  Interest and other income                        3,901                   --             7,401                --
                                            ------------         ------------      ------------      ------------
Net loss before income tax benefit               (34,425)             (18,092)          (60,071)          (26,687)
Income tax benefit                                    --                4,839                --             4,839
                                            ------------         ------------      ------------      ------------
Net loss                                    $    (34,425)        $    (13,253)     $    (60,071)     $    (21,848)
                                            ============         ============      ============      ============

Net loss per common share --
  basic and diluted (1)                     $      (0.54)        $      (0.27)     $      (0.95)     $      (0.44)
                                            ============         ============      ============      ============

Shares used in computing basic and
  diluted net loss per share                $ 63,503,516         $ 50,000,000      $ 63,062,198      $ 50,000,000
                                            ============         ============      ============      ============

EBITDA(2)                                        (18,920)             (12,201)          (34,058)          (16,482)


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(1)  Basic and diluted loss per share have been calculated assuming that the common shares issued in connection with the Company's recapitalization in April 1999 were outstanding for all periods presented.

(2) EBITDA consists of earnings (net loss) before interest expense, interest and other income, income taxes, deferred compensation, depreciation and amortization. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA presented herein may not be comparable to similarly titled measures used by other companies.


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